Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 29, 2011

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2011 Results – Compared to Second Quarter 2010:

•	Continued profitability with net earnings of $1.5 million or $0.40 per share

•	Net interest margin increased by 27 basis points

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.25%

•	Strengthened loan loss reserve to 2.07% of total loans at June 30, 2011, compared to 1.75% at June 30, 2010

•	Maintained strong balance sheet with a tangible common equity ratio of 7.71%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.5 million, or $0.40 per share, for the second quarter of 2011, compared to $1.6 million, or $0.44 per share, for the second quarter of 2010. Net earnings for the first six months of 2011 were $3.0 million, or $0.83 per share, compared to $3.2 million, or $0.88 per share, for the first six months of 2010.

Excluding the effects of non-operating items such as securities gains (losses), net expenses related to other real estate owned, and prepayment penalties on long-term debt, second quarter 2011 operating net earnings were approximately $1.7 million, or $0.46 per share, compared to second quarter 2010 operating net earnings of approximately $1.5 million, or $0.40 per share. Operating net earnings for the first six months of 2011 were $3.2 million, or $0.89 per share, compared to $2.5 million, or $0.68 per share, for the first six months in 2010.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s second quarter results reflect significant improvement in our net interest margin and our continued efforts in controlling expenses. In addition to maintaining strong capital and liquidity, the Company continues to generate solid profits in a difficult operating environment.”

Net interest income (tax-equivalent) was $5.5 million for the second quarter of 2011, an increase of 7% compared to the second quarter 2010. The increase primarily reflects improvement in the Company’s net interest margin as average total interest-earning assets decreased 2% in the second quarter of 2011 compared to the second quarter of 2010. Net interest income for the second quarter of 2011 was positively affected by interest recovered on a loan that was returned to accrual status and on a trust preferred security investment that had previously deferred on its interest payments. Excluding these items, net interest income (tax-equivalent) for the second quarter of 2011 increased by 4% compared to the second quarter of 2010. Average loans were $373.8 million in the second quarter of 2011, a decrease of $2.8 million, or 1%, from second quarter of 2010. Average deposits were $628.0 million in the second quarter of 2011, an increase of $22.2 million, or 4%, from the second quarter of 2010.

Nonperforming assets decreased to 2.25% of total assets at June 30, 2011, compared to 2.51% at March 31, 2011. The Company’s annualized net-charge off ratio was 0.76% both in the second quarter of 2011 and 2010. However, the annualized net charge-off ratio declined to 0.60% in the first six months of 2011, compared to 1.12% for the first six months in 2010. The provision for loan losses was $0.6 million for the second quarter of 2011, compared to $0.8 million for the second quarter of 2010. The provision for loan losses for the first six months of 2011 was $1.2 million, compared to $2.2 million for the first six months of 2010. The decrease in provision for loan losses reflects a decline in net charge-offs and nonperforming loans.

Mr. Spencer continued, “The Company’s total nonperforming assets have declined for the second consecutive quarter. While this trend is a positive development, the Company expects nonperforming assets and net charge-offs to remain elevated until broader economic conditions improve further.”

Reports Second Quarter Net Earnings /page 2

Operating noninterest income, which excludes securities gains (losses) as non-operating items, was approximately $1.0 million in the second quarter of 2011, compared to $1.4 million in the second quarter of 2010. The decrease in operating noninterest income was primarily due to a decrease in mortgage lending income of $0.2 million and an increase in losses of $0.2 million related to the Company’s affordable housing partnership investments. A decline in the level of mortgage refinance activity during the second quarter of 2011 when compared with the second quarter of 2010 contributed to the decrease in mortgage lending income. The increase in losses on affordable housing partnership investments was primarily due to the Company’s increased total investment in these projects. While the losses incurred by the partnerships are recognized in pre-tax earnings, these investments are designed to generate a return primarily through the realization of federal tax credits. As a result, these investments have significantly reduced the Company’s income tax expense during 2011 when compared to 2010.

Total noninterest income, including non-operating items, was approximately $1.4 million in the second quarter of 2011, compared to $2.8 million in the second quarter of 2010. The decrease in total noninterest income was primarily due to a decrease in operating items described above and a decrease in net securities gains of $1.0 million.

Operating noninterest expense, which excludes net expenses related to other real estate owned and prepayment penalties on long-term debt as non-operating items, was approximately $3.6 million in the second quarter of 2011, unchanged from the second quarter of 2010. Increases in salaries and benefits expense were offset by decreases in net occupancy and equipment expense and FDIC and other regulatory assessment expense.

Total noninterest expense was approximately $4.4 million in the second quarter of 2011 compared to $4.8 million in second quarter of 2010. The decrease is primarily due to a $0.2 million decrease in net expenses related to other real estate owned and a $0.3 million decrease in prepayment penalties on long-term debt.

The Company paid cash dividends of $0.20 per share in the second quarter of 2011. At June 30, 2011, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $780 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.

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Reports Second Quarter Net Earnings /page 3

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)

	Quarter ended June 30,		Six months ended June 30,

(Dollars in thousands, except per share amounts)	2011	2010	2011	2010

Results of Operations
Net interest income (a)	$5,497	$5,126	$10,746	$10,394
Less: tax-equivalent adjustment	440	438	875	875

Net interest income (GAAP)	5,057	4,688	9,871	9,519
Noninterest income	1,355	2,792	2,500	5,088

Total revenue	6,412	7,480	12,371	14,607
Provision for loan losses	600	750	1,200	2,200
Noninterest expense	4,363	4,809	8,013	8,445
Income tax (benefit) expense	(8)	314	152	738

Net earnings	$1,457	$1,607	$3,006	$3,224

Per share data:
Basic and diluted net earnings:
GAAP	$0.40	$0.44	$0.83	$0.88
Operating (b)	0.46	0.40	0.89	0.68
Cash dividends declared	$0.20	$0.195	$0.40	$0.39
Weighted average shares outstanding:
Basic and diluted	3,642,738	3,642,877	3,642,733	3,642,996
Shares outstanding, at period end	3,642,738	3,642,693	3,642,738	3,642,693
Book value	$16.77	$16.21	$16.77	$16.21
Common stock price:
High	$19.91	$21.00	$20.37	$21.95
Low	19.40	16.86	19.40	16.86
Period-end:	19.75	18.80	19.75	18.80
To earnings ratio	14.01 x	15.41 x	14.01 x	15.41 x
To book value	118%	116%	118%	116%
Performance ratios:
Return on average equity:
GAAP	9.90%	10.96%	10.36%	11.13%
Operating (b)	11.28%	10.01%	11.12%	8.50%
Return on average assets:
GAAP	0.75%	0.82%	0.77%	0.82%
Operating (b)	0.85%	0.75%	0.83%	0.63%
Dividend payout ratio	50.00%	44.32%	48.19%	44.32%
Other financial data:
Net interest margin (a)	3.09%	2.82%	3.03%	2.88%
Effective income tax rate	NM	16.35%	4.81%	18.63%
Efficiency ratio (c)	56.44%	55.50%	56.69%	55.19%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$8,151	$9,151	$8,151	$9,151
Other real estate owned	9,361	6,341	9,361	6,341

Total nonperforming assets	$17,512	$15,492	$17,512	$15,492

Net charge-offs	$709	$716	$1,130	$2,115

Allowance for loan losses as a % of:
Loans	2.07%	1.75%	2.07%	1.75%
Nonperforming loans	95%	72%	95%	72%
Nonperforming assets as a % of:
Loans and other real estate owned	4.57%	4.05%	4.57%	4.05%
Total assets	2.25%	1.98%	2.25%	1.98%
Nonperforming loans as a % of total loans	2.18%	2.43%	2.18%	2.43%
Net charge-offs (annualized) as a % of average loans	0.76%	0.76%	0.60%	1.12%
Selected average balances:
Securities	$305,564	$326,553	$312,839	$328,813
Loans, net of unearned income	375,192	378,491	373,763	378,790
Total assets	777,181	785,286	776,989	784,737
Total deposits	625,941	606,041	624,338	602,550
Long-term debt	85,323	114,880	88,508	116,604
Total stockholders’ equity	58,888	58,648	58,034	57,932
Selected period end balances:
Securities	$296,443	$333,107	$296,443	$333,107
Loans, net of unearned income	373,795	376,624	373,795	376,624
Allowance for loan losses	7,746	6,580	7,746	6,580
Total assets	779,725	784,124	779,725	784,124
Total deposits	627,969	605,755	627,969	605,755
Long-term debt	85,322	113,340	85,322	113,340
Total stockholders’ equity	61,100	59,042	61,100	59,042

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six months ended June 30,

(Dollars in thousands, except per share amounts)	2011	2010	2011	2010

Net earnings, as reported (GAAP)	$1,457	$1,607	$3,006	$3,224
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(248)	(902)	(219)	(1,563)
Other real estate owned expense, net	452	574	442	612
Prepayment penalty on long-term debt	—	188	—	188

Operating net earnings	$1,661	$1,467	$3,229	$2,461

Net interest income, as reported (GAAP)	$5,057	$4,688	$9,871	$9,519
Tax-equivalent adjustment	440	438	875	875

Net interest income (tax-equivalent)	$5,497	$5,126	$10,746	$10,394

Noninterest income, as reported (GAAP)	$1,355	$2,792	$2,500	$5,088
Non-operating items:
Securities gains, net	(394)	(1,431)	(348)	(2,481)

Operating noninterest income	$961	$1,361	$2,152	$2,607

Total Revenue, as reported (GAAP)	$6,412	$7,480	$12,371	$14,607
Tax-equivalent adjustment	440	438	875	875
Non-operating items:
Securities gains, net	(394)	(1,431)	(348)	(2,481)

Total Operating Revenue (tax-equivalent)	$6,458	$6,487	$12,898	$13,001

Noninterest expense, as reported (GAAP)	$4,363	$4,809	$8,013	$8,445
Non-operating items:
Other real estate owned expense, net	(718)	(911)	(701)	(972)
Prepayment penalty on long-term debt	—	(298)	—	(298)

Operating noninterest expense	$3,645	$3,600	$7,312	$7,175

Total stockholders’ equity (GAAP)	$61,100	$59,042	$61,100	$59,042
Unrealized gains on available for sale securities, net of tax	(981)	(1,174)	(981)	(1,174)

Tangible Common Equity	$60,119	$57,868	$60,119	$57,868